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Exhibit 10.67

September 21, 2001

Liz Fetter
2888 Sacramento Street
San Francisco, California 94115

Dear Liz,

As a result of our recent discussions, it is with pleasure that I confirm our verbal offer for your employment with QRS Corporation. The following summarizes our offer:

POSITION

President and CEO and Member of the Board of Directors

REPORTING TO

Peter R. Johnson, Chairman of the Board.

LOCATION

Richmond, California

START DATE

As soon as possible but no later than October 15th, 2001

MISSION STATEMENT

As a key executive of QRS, you should ensure continued focus on the long-term mission of QRS:

  •
  QRS pioneers and delivers business intelligence, technology and services that improve profitability for trading partners in the global retail supply chain.

  •
  QRS enables these trading partners to increase revenue, decrease cost of sales and improve the return on sales by up to 5 percentage points.

  •
  QRS products and services ensure the right product, at the right price, is in the right place, at the right time.

  •
  QRS gets it right, all the time and in every way.

In addition, you will have continuing, significant responsibility for the development of QRS' vision, values, structure, management process and people.

KEY OBJECTIVES

(i)
As a member of the Board of Directors, protect the interests of all shareholders; while providing the Chairman and Board members with advice and counsel to assist them ensure that our corporate objectives are met.

(ii)
As a member of the Corporate Management Committee (CMC), work in cooperation with the other CMC team members to realize the company's mission and strategy.

(iii)
As CEO, succeed in all Key Result Areas

KEY RESULT AREAS

As a key executive of QRS, your focus for the remainder of 2001 and in 2002 should be on successfully addressing the critical issues facing QRS. The following specific objectives have been put forward to encourage more discussion between us during the next several weeks:

A.
Ensure QRS values, mission, and management process are understood and accepted ensuring commitment to, and appropriate growth of these components of the QRS culture and process, including the effective integration of these mission, values and management process within QRS and its various units and locations.

B.
Meet or exceed the plan for the remainder of 2001 and quarter-by-quarter for 2002.

C.
Significantly improve performance, execution, efficacy and enthusiasm for the task at hand promoting a culture where performance is measured (at all levels of the organization) and people are held accountable.

D.
Ensure that QRS' product strategy is congruent with identified customer needs and market opportunities and that the products, their pricing and promotion, establish and maintain our competitive advantage, correctly positioning QRS to exploit those needs and opportunities for the current year and for the long term.

E.
Ensure the timely development and implementation an effective strategic and annual planning process including SWOT, competitive analysis, the development of market and customer based three-year strategic plans, critical issue based 2002 operating plan and budgets, and the achievement of agreed upon growth and profitability levels.

F.
Ensure the continued and growing satisfaction of our key customers across all geography and sectors, with particular attention to North American GMA.

G.
Continue to develop the company's organization and people.

H.
Improve the quality of our products and services

I.
Promote QRS with our customers / prospects and the financial community and ensure QRS and Tradeweave are well recognized and highly respected brand names.

J.
Support the Board in its consideration of and implementation of strategic options that maximize shareholder value including but not limited to:

a)
Organic growth from current markets and products accelerated by new, internally funded extensions of markets and products and optionally, minor acquisitions, and

b)
A major acquisition to bring significant growth and increased valuation to the company, in a targeted strategic area, including any necessary external investment to maintain sufficient control and liquidity for QRS shareholders, or

c)
Sale of the company to a strategic acquirer so as to better ensure execution of the QRS mission and strategy while maximizing shareholder value and minimizing risk.

In short, we want you to significantly improve execution, performance and shareholder value.

ANNUAL COMPENSATION

Your annual compensation will be administered by me and reviewed by the Compensation Committee of the Board of Directors.

Key elements of our agreement that impact compensation are as follows:

(i)
Your annual base compensation will be $350,000 or $29,166.66 per month. QRS employees are paid semi-monthly (i.e., on the fifteenth and last working day of each month).

(ii)
In addition, you will receive annual incentive compensation of $300,000 that will be administered by me and reviewed by the Compensation Committee.

    During 2001 your short-term incentive compensation will depend on your start date, but assuming October 15th, it should approximate $62,500.

    During 2001 and 2002 you will receive an advance of $8,333.33 each month, or an advance of $100,000 on an annual basis, of your annual incentive compensation, which amounts shall be non-reimbursable and deemed earned.

    Notwithstanding the above, the annual total target compensation (base compensation plus incentive at 100%), shall not be less than $650,000 and for 2001 the total target compensation (base compensation plus incentive at 100%) will depend on your start date, but again assuming October 15th, it should approximate $135,500.

Your compensation, including incentives, will be reviewed in the first quarter of 2002 and each year thereafter (unless there is a change in objectives, locations, etc., in which case it will be reviewed at that time), to ensure that it continues to be equitable, appropriate to the location and provide appropriate incentives and support to the agreed objectives.

REIMBURSEMENT

QRS will reimburse you for all business expenses reasonably incurred by you in the performance of your duties hereunder. You will adhere to QRS' travel and entertainment polices and procedures, submit expense reports with appropriate vouchers, receipts, and other substantiation of such expenses within thirty (30) days after they are incurred and you should expect prompt reimbursement.

ANNUAL INCENTIVE COMPENSATION COMPONENTS

1.
General Corporate Financial Objectives (80%)—Incentive compensation payment is subject to the achievement of the Company's overall financial objectives as defined by the most recent 2001 Plan as approved by the Board of Directors. Should the Company not achieve these financial objectives, incentive compensation will be subjectively determined based upon your performance against your objectives and the Company's determination as to available incentive compensation funding.

A.
Achieve * in QRS Revenue (40%)—Paid at year-end on a pro rata basis from a minimum of 95% of plan and linearly thereafter with results to 105% of plan. The payout rate doubles on revenue performance over 105% of plan. There is a maximum payout of $120,000 on this incentive for 2001.

B.
Achieve * in QRS Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) (40%)—Paid at year-end on a pro rata basis from a minimum of 95% of plan and linearly thereafter with results to 105% of plan. The payout rate doubles on earnings performance over 105% of plan. There is a maximum payout of $120,000 on this incentive for 2001.

*
Certain confidential information contained in this document, marked by asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.
Personal Strategies and Objectives (20%)—Incentive compensation payment is subject to fulfillment of your specific objectives as CEO. While key objectives and key result areas have been noted above to measure your performance for incentive compensation, such measurements assume the overall performance of you and your direct reporting organization in the achievement of Company responsibilities, customer services levels, employee satisfaction and turnover, and the support of overall Company objectives.

LONG TERM INCENTIVES

It will be recommended that you receive a stock option grant of 300,000 shares in accordance with the defined plan, copies of which are available for your review. This recommendation will be presented to the Compensation Committee of the Board of Directors at their first meeting subsequent to your start date. The grant date will be the date the Board approves the grant, and the option price will be established by the closing price of the stock on that date.

200,000 of these options will vest over a four-year period with 25% vesting on the first anniversary of your employment and the remainder vesting in equal monthly increments thereafter.

100,000 of these options will vest based on specific performance. Specifically, options to purchase another 25,000 shares of common stock in QRS will be granted to you and will be considered to be fully vested when you accomplish the 2001 revenue and profit plan described above. In addition, options to purchase an additional 75,000 shares of common stock (i.e., for a total of 100,000 performance-based options) in QRS will be granted to you and will be considered to be fully vested when the company establishes and maintains a stock price of more than $30 for more than 15 days. In any event these performance-based options will vest on the sixth anniversary of your employment.

BENEFITS

In addition to the benefits available to all QRS associates as defined in the Employee Handbook; as a Senior Vice President and Officer you are provided with additional benefits as follows:

Disability Insurance—The Company shall purchase and maintain in effect disability insurance sufficient to provide you with an income equal to 66% of your base compensation while you are disabled and unable to perform the duties of your current employment with QRS. You will have the option of continuing this additional disability insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you.

Liability Insurance—The Company shall purchase and maintain in effect sufficient Officer's liability insurance to provide you with reasonable coverage, including the provision of legal counsel and/or reimbursement of appropriate legal fees you pay personally, against all liability claims and judgments arising from your legal exercise of your duties as an Officer of QRS, including any actions filed after you cease your duties as an Officer or in the event of the termination of your employment. The Company shall also provide in its bylaws, a full indemnification for you as a QRS officer, to the maximum extent permissible under Delaware law.

TERMINATION AND SEVERANCE

This position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause, with or without notice.

For the period ending twelve months from your start date (i.e. on or before October 2002), in the event your employment is terminated without cause, you will become entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination. After that initial period (i.e., after October 2002), in the event your employment is terminated without cause, you will become entitled to twelve (12) months of severance pay equal in the aggregate to your base compensation and benefits at the level in effect at the time of your termination. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

For purposes of this agreement, termination "for cause" shall mean a termination of your employment for any of the following reasons: (1) your failure to substantially perform the material duties of your position with the Company after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed those duties and which provides a reasonable period for you to cure those deficiencies; (2) a material breach by you of your obligations under any confidential or proprietary information agreements with the Company or of any of your fiduciary obligations as an officer of the Company, (3) your failure to follow in a material respect the reasonable policies or directives established on an employee-wide basis by the Company, after written notice to you indicating the policies or directives with which you are not in material compliance, (4) any willful misconduct on your part having a material detrimental effect on the Company or (5) any unauthorized activity on your part which creates a material conflict of interest between you and the Company after you have been provided with a reasonable opportunity to refrain from that activity.

CHANGE OF CONTROL BENEFITS

A.
Should there occur a Corporate Transaction or a Change in Control (as those terms are defined in the Company's 1993 Stock Option/Stock Issuance Plan) and either (i) your employment is subsequently terminated without cause or (ii) you subsequently resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, then you will be entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination or resignation or (if greater) at the level in effect immediately prior to the Corporate Transaction or Change in Control. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

B.
Except to the extent otherwise provided in paragraph C below, should a Corporate Transaction or Change in Control occur during your period of employment with the Company, then (i) all of your outstanding options will, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those options, whether or not those options are to be assumed or replaced with a cash incentive program, and those accelerated options may be exercised for all or any portion of the option shares as fully vested shares; and (ii) all of your unvested shares of QRS stock will immediately vest at the time of such Corporate Transaction or Change in Control.

C.
However, the following limitation will be in effect for (i) all of your unvested shares of QRS stock and (ii) any unvested options which are to be assumed by the successor entity (or parent company) or otherwise continued in effect or which are to be replaced with a cash incentive program which preserves the spread existing at the time of such Corporate Transaction or Change in Control on any shares for which your options are not otherwise at that time exercisable (the excess of the fair market value of those shares over the exercise price):

    The accelerated vesting of those unvested shares and options will be limited to the extent and only to the extent necessary to assure that the parachute payment attributable to the accelerated vesting of those shares and options would not constitute an excess parachute payment under Internal Revenue Code Section 280G(b).

  To the extent one of more of your options or unvested shares do not vest on an accelerated basis upon a Corporate Transaction or Change in Control by reason of such limitation, those options will continue to become exercisable in accordance with the original exercise schedule indicated in the respective grant notices for those options, and those unvested shares will continue to vest in accordance with the original vesting schedule set forth in the applicable Restricted Stock Agreements. However, should either (i) your employment be terminated without cause or (ii) you resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, at the time of such Corporate Transaction or Change in Control or within twenty four (24) months thereafter, then each of your outstanding options, to the extent not otherwise fully exercisable at that time, shall automatically accelerate and become immediately exercisable for all the option shares and may be exercised for any or all of those shares as fully vested shares at any time prior to the expiration or sooner termination of the option term. In addition, all of your unvested shares will immediately vest upon such a termination of employment or resignation.

D.
Any of your options which are assumed by the successor entity (or parent company) in the Corporate Transaction or are otherwise continue in effect following the Change in Control transaction shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to you in the consummation of such Corporate Transaction or Change in Control had the options been exercised immediately prior to such event. Appropriate adjustments shall also be made to the option prices payable per share, provided the aggregate option prices payable shall remain the same.

EMPLOYMENT AT WILL

Your employment in the position of Chief Executive Officer will remain an Employment At Will. This means that your position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause and with or without notice. If any contrary representation has been made to you, this letter supersedes it. Neither subsequent agreement contrary to this nor any amendment to this term can be made unless it is in writing and signed by both of us and copied to the Chairman of the Compensation Committee.

I trust the above meets your approval. However, should you have any questions or concerns, you should not hesitate to contact either Garth Saloner or myself. For our part we look forward, with tremendous enthusiasm, to you joining QRS and our ongoing relationship.

Sincerely,

/s/ Peter R. Johnson Peter R. Johnson, Chairman of the Board

c.c.:  Garth Saloner—Chairman of the Compensation Committee

I accept this ongoing position with QRS Corporation on these terms and conditions on the terms above and understand and agree that it supersedes any other agreement, written or oral, I may have with QRS with respect to employment or compensation by QRS including salary, incentive, options, termination and severance.

/s/ Elizabeth Fetter Liz Fetter	September 24, 2001 Date

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  Exhibit 10.67